Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 11, 2026, among TOPBUILD CORP., a Delaware corporation (the “Issuer”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, certain Guarantors and the Trustee have heretofore executed an indenture, dated as of October 14, 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 4.125% Senior Notes due 2032 (the “Notes”), in the aggregate principal amount of $500,000,000;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees with the consent of the Issuer and the holders (the “Holders”) of at least a majority in principal amount of the Notes then outstanding voting as a single class (the “Requisite Consents”), subject to certain exceptions;

WHEREAS, Titanium MergerCo, Inc., a Delaware corporation (the “Offeror”), a wholly owned subsidiary of QXO, Inc., a Delaware corporation, has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and, in connection therewith, the Offeror has solicited consents (the “Consents”) from the Holders (the “Consent Solicitation”) to certain proposed amendments to the Indenture and the Notes, upon the terms and subject to the conditions set forth in the Offeror’s Offer to Purchase and Consent Solicitation Statement, dated May 29, 2026, including any amendments, modifications or supplements thereto (the “Offer to Purchase and Consent Solicitation Statement”), which governs the Consent Solicitation;

WHEREAS, the Holders representing at least a majority in principal amount of the Notes then outstanding voting as a single class have validly delivered and not validly revoked their Consents to the adoption of all of the Amendments (as defined herein);

WHEREAS, having received the Requisite Consents pursuant to Section 9.02 of the Indenture, as evidenced by the Certificate of D.F. King & Co., Inc., as the information and tender agent in connection with the Tender Offer and the Consent Solicitation, provided to the Trustee and attached to the Officer’s Certificate delivered to the Trustee in connection with the execution and delivery of this Supplemental Indenture, the Issuer and the Trustee desire to amend the Indenture and the Notes;

WHEREAS, in accordance with the Indenture, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to the execution and delivery of this Supplemental Indenture on the date hereof;

WHEREAS, the Issuer has complied with all conditions precedent provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.Effectiveness. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer and the Trustee. Notwithstanding the foregoing sentence, the Amendments set forth in Section 3 of this Supplemental Indenture shall become operative only upon the consummation of the Tender Offer and the Consent Solicitation, and at such time that the following conditions are satisfied or otherwise waived, if applicable, by the Offeror or the Issuer (collectively, the “Conditions”): (1) the Notes that are validly tendered (and not validly withdrawn) have been accepted for purchase by the Offeror in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement, (2) the Offeror shall have delivered to The Depository Trust Company for the Holders the aggregate amount to be paid to such Holders as Total Tender Offer Consideration or Tender Offer Consideration (each as defined in the Offer to Purchase and Consent Solicitation Statement), as applicable, upon the terms and subject to the conditions in the Offer to Purchase and Consent Solicitation Statement in respect of the Notes validly tendered and not validly withdrawn and Consents validly delivered and not validly revoked thereunder, and the Offeror or the Issuer shall have notified the Trustee in writing that such delivery has been made, which condition cannot be waived by the Offeror or the Issuer, and (3) the other conditions to the Consent Solicitation set forth in the Offer to Purchase and Consent Solicitation Statement, including the Merger Condition (as defined in the Offer to Purchase and Consent Solicitation Statement), have been satisfied or waived, with the result that the

Amendments shall have no force or effect, and all terms and conditions as set forth in the Indenture immediately prior to the execution of this Supplemental Indenture shall continue to govern, in each case, unless and until all of the Conditions have been satisfied or otherwise waived, if applicable, by the Offeror or the Issuer. The Issuer shall notify the Trustee promptly upon the occurrence of such closing and satisfaction or waiver, if applicable, of all Conditions or promptly after the Issuer shall determine that the satisfaction and/or waiver, as applicable, of such Conditions, or the closing, will not occur.

3.Amendments.The Indenture is hereby amended by deleting the following Sections, paragraphs and clauses of the Indenture in their entirety, except to the extent otherwise provided below, and such Sections, paragraphs and clauses shall be of no further force and effect, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

•	Section 4.02 (“Reports and Other Information”)
•	Section 4.04 (“Limitation on Restricted Payments”)
•	Section 4.05 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”)
•	Section 4.06 (“Asset Sales”)
•	Section 4.07 (“Transactions with Affiliates”)
•	Section 4.08 (“Change of Control Repurchase Event”)
•	Section 4.09 (“Compliance Certificate”)
•	Section 4.11 (“Future Guarantors”)
•	Section 4.12 (“Liens”)
•	Section 4.14 (“Existence”)
•	Section 4.15 (“Covenant Termination”)
•	Section 6.01 (“Events of Default”) – deleting paragraphs (c), (d), (e), (f), (g), (h) and (i)

•	Section 8.02 (“Conditions to Defeasance”) – deleting clauses (a)(iii), (a)(iv), (a)(v) and (a)(vii)

In addition to deleting the Sections, paragraphs and clauses listed above, references thereto in their entirety are hereby deleted from the Indenture, as well as the defined terms and other references related to such Sections, paragraphs and clauses, that are made irrelevant as a result of their deletion.

The Indenture is hereby also amended to remove the operation of Article 5 (“Successor Issuer”) for the benefit of the Holders.

The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture. The amendments to the Indenture and the Notes set forth in this Section 3 are referred to, collectively, herein as the “Amendments.”

4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer, by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7.Successors. All agreements of the Issuer and the Trustee in this Supplemental Indenture shall bind their respective successors.

8.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

9.Severability. In case any one or more of the provisions of this Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect or for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

10.Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

TOPBUILD CORP.
as the Issuer

By:		/s/ Colin Fox
	Name:	Colin Fox
	Title:	Vice President and Treasurer

[Signature Page to the Third Supplemental Indenture – 4.125% Senior Notes due 2032]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:		/s/ Gregory M. Jackson
	Name:	Gregory M. Jackson
	Title:	Vice President

[Signature Page to the Third Supplemental Indenture – 4.125% Senior Notes due 2032]